DESERT HEALTH PRODUCTS, INC.

                            FINANCIAL STATEMENTS

                     December 31, 1998 and June 30, 1999

                        Independent Auditor's Report



Board of Directors and Stockholders
Desert Health Products, Inc.


I have audited the accompanying balance sheets of Desert Health Products, Inc. as of December 31, 1998 and June 30, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Health Products, Inc. as of December 31, 1998 and June 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note G to the financial statements, the Company has suffered substantial recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note G. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ James Raftery


September 19, 1999
Mesa, Arizona

                              TABLE OF CONTENTS





Independent Auditor's Report                                     1

Financial Statements

     Balance Sheets                                              2
     Statement of Operations and Accumulated Deficit             3
     Statement of Changes in Stockholders' Equity                4
     Statement of Cash Flows                                     5

Notes to the Financial Statements                                6-8

                       DESERT HEALTH PRODUCTS, INC.
                              BALANCE SHEETS
                                                December 3 1,   June 30,
                                                    1998          1999
                                  ASSETS
Current Assets
   Cash                                                18,185     $ 11,143
   Note Receivable                                     71,030      104,112
   Inventory                                          119,297      143,443
                                                -------------  -----------
     Total Current Assets                             208,512      258,698

Proper(y and Equipment
   Furniture and Equipment                              2,862       10,830
   Less: accumulated depreciation                       (590)        (882)
                                                -------------  -----------
                                                        2,272        9,948
OtherAssets
   Deferred tax benefit                                31,926       39,187
   Trademarks, net of amortization                    104,458      105,756
   Deposits                                                 -       10,000
                                                -------------  -----------
                                                      136,384      154,943
                                                -------------  -----------
                                                    $ 347,168    $ 423,590
                                                   ==========    =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                  $ 87,802    $ 130,543
   Advances                                             1,000        1,000
   Current portion of long term debt                  182,188      200,954
                                                -------------  -----------
     Total Current Liabilities                        270,990      332,497

Stockholders' Equity
   Common stock, $.001 par value, 25,000,.000
shares
    authorized and 5,736,121 issued and                 4,305        5,736
outstanding
   Subscriptions receivable                                 -      (1,000)
   Preferred Stock, $.001 par value,
10,000,000 shares
    authorized and 10,000 shares issued and                 5           10
outstanding
   Additional paid in capital in excess of par        274,287      625,199
value
   Accumulated deficit                              (202,419)    (538,852)
                                                -------------  -----------
                                                       76,178       91,093
                                                -------------  -----------
                                                    $ 347,168    $ 423,590
                                                   ==========     ========

            See accompanying notes to the financial statements

                         DESERT HEALTH PRODUCTS, INC
               STATEMENT OF OPERATION AND ACCUMULATED DEFICIT
                        Year Ended December 31, 1998

Revenue                                                           $135,359

Cost of sales                                                     (19,884)
                                                        ------------------
   Gross Profit                                                    115,475

Operating Expenses                                                 237,732
                                                        ------------------
   Loss from Operations                                          (122,257)

Other income (expense)
   Interest expense                                               (15,163)
   Interest income                                                   1.259
   Miscellaneous income                                             87,000
                                                       -------------------
                                                                    73,096
                                                        ------------------
Net loss before provision for income taxes                        (49,161)

Provision for income taxes
   Deferred tax benefit                                             31,926
                                                       -------------------
   Net Loss                                                       (17,235)
                                                        ------------------
   Beginning accumulated deficit                                 (185,184)
                                                        ------------------
   Ending accumulated deficit                                   $(202,419)
                                                                ==========
   Earnings per common share                                      $(0.012)
                                                                ==========

             See accompanying notes to the financial statements

                 DESERT HEALTH PRODUCTS, INC
                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        Year Ended December 31, 1998

Common Stock
   Balance at the beginning of the year                     $            -
   Par value of shares issues
       1998 - 4,309,900 shares at $.001                              4,305
                                                             -------------
                 BALANCE AT END OF YEAR                       $      4,305
                                                               ===========
Preferred Stock
   Balance at the beginning of the year                      $           -
   Par value of shares issues
       1998 - 4,309,900 shares at $.001                                  5
                                                             -------------
                 BALANCE AT END OF YEAR                       $          5
                                                               ===========
Additional Paid-In Capital
   Balance at the beginning of the year                     $            -
   Proceeds in excess of par value of
     Shares of common stack issued:                                274,287
                                                                ----------
                 BALANCE AT END OF YEAR                     $      274,287
                                                               ===========
Balance at beginning of year                                    $(185,184)
Net loss for the year                                             (17,234)
                                                             -------------
                 BALANCE AT END OF YEAR                          (202,419)
                                                              ------------
               TOTAL STOCKHOLDERS' EQUITY                          $76,178
                                                              ============

             See accompanying notes to the financial statements

                       DESERT HEALTH PRODUCTS, INC.
                         STATEMENT OF CASH FLOWS
                       Year Ended December 31, 1998
Cash Flows from Operating Activities
   Cash received from customers $                                  135,359
   Interest 'income                                                  1,259
   Miscellaneous income                                             87,000
   Cash paid to suppliers and employees                          (364,531)
   Interest expense                                               (15,163)
                                                                ----------
Net Cash Provided (Used) in Operating Activities                 (156,076)

Cash Flows from Investing Activities
   Cash used for purchase of trademarks                           (47,040)
   Additional paid in capital in excess of par value               275,288
                                                                ----------
Net Cash Provided by Investing Activities                          228,248

Cash Flows from Financing Activities
   Cash Provided by notes and loans
   Issuance of common stock                                          4,305
   Issuance of preferred stock
   Payments on notes and loans                                    (59,668)
                                                                ----------
Net Cash Provided (Used) by Financing Activities                  (55,358)

Net Increase (Decrease) in Cash and Cash Equivalents                16,814

Beginning Cash and Cash Equivalents                                  1,371
                                                                ----------
Ending Cash and Cash Equivalents $                              $   18,185
                                                               ===========

Reconciliation of Changes in Net Operations to Net Cash Used
   by Operating Activities:
     Loss from operations                                       $ (17,235)
     Adjustments to reconcile change in loss from operations
to
       net cash provided (used) by operating activities:
       Depreciation                                                    335
       Amortization                                                  2,596
     (Increase) decrease in operating assets
       Inventory                                                  (70,003)
       Notes receivable                                           (71,030)
       Prior period adjustment                                     (2,640)
       Deferred tax benefit                                       (31,926)
    Increase (decrease) in operating liabilities
       Accounts payable                                             33,827
                                                               -----------
Net Cash Provided (Used) by Operating Activities                $(156,076)
                                                               ===========

                        DESERT HEALTH PRODUCTS, INC.
                        NOTES TO FINANCIAL STATEMENTS
                     December 31, 1998 and June 30, 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This  summary  of significant accounting policies of Desert Health  Products,
Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principals and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company was incorporated in the state of Arizona on July 21, 1991 to develop dietary supplement products from natural plant extracts. The Company is focusing its development efforts on certain plants and plant extracts that are widely used throughout the United States and Europe to treat a variety of diseases and physical conditions. The Company identifies and quantifies the properties within plant resources that are believed to provide therapeutic or other health benefits and to produce dietary supplements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories consist primarily of health food supplements and vitamin products and are stated at the lower of cost (first-in, first-out) or market value.

Depreciation

Depreciation is computed by using the straight-line method for financial reporting purposes and the accelerated cost recovery method for federal income tax purposes.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        DESERT HEALTH PRODUCTS, INC.
                        NOTES TO FINANCIAL STATEMENTS
                     December 31, 1998 and June 30, 1999




NOTE B - PROPERTY AND EQUIPMENT


Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations. /renewals and betterments that materially extend the life of the assets are capitalized.

Property and equipment are summarized by major classifications as follows:

                                          1998                 1999
Equipment                               $        2,862   $          10,830
Less: Accumulated Depreciation                   (590)               (882)
                                       ----------------- ----------------
                                          $      2,272   $           9,948
                                       ================  =================

NOTE C -LONG TERM DEBT

Long term notes payable at December 31, 1998 and June 30, 1999, consisted of the following:

                                             1998               1999
Demand notes payable to various
individuals bearing Interest rates of
10% to 25% secured by major assets of
the company and personally guaranteed
by the major shareholder of the
corporation.  Due and payable on
demand.

                                         $      182,188    $        200,954



NOTE D - INCOME TAXES


The Company has loss carryforwards totaling $106,647 that may be offset against future taxable income. If not used, the carryforwards will expire as follows:

     Year 18                           $      3,377
     Year 19                                 86,270
     Year 20                                 17,000
                                      -------------
                                     $      106,647
                                     ==============

                        DESERT HEALTH PRODUCTS. INC.
                        NOTES TO FINANCIAL STATEMENTS
                     December 31, 1998 and June 30, 1999



NOTE D - INCOME TAXES, cont..


Deferred tax assets consist of the following:

                              1999                    1998
          Current           $31,926                $39,187

NOTE E - STOCKHOLDER'S EQUITY

On August 16, 1996, the number of authorized shares of common stock and preferred stock was increased to 25,000,000 and 10,000,000, respectively. At December 31, 1998 and June 30, 1999 there were 4,309,900 and 5, 000 shares issued and 5,736,121 and 10,000 respectively, of common and non-cumulative preferred stock. The par value of the stock is $.001 for December 31, 1998 and June 30, 1999.

NOTE F - RELATED PARTY TRANSACTIONS

The Company is affiliated with another corporation to whom they sell product, advance money for operating expenses and sublease their operating facilities on a month-to-month basis. These two companies have a common majority shareholder. For the year December 31, 1998 and the six months ended June 30, 1999, a total of $40,830 and $56,237, respectively, have been advanced to the related entity.

NOTE H - GOING CONCERN

As indicated in the accompanying financial statements, the Company's gross revenue is not sufficient to meet its operating expenses for the year ended December 31, 1998. Additionally, as of that date the Company's current liabilities exceeded its current assets by $62,478. Those factors create an uncertainty regarding the Company's ability to continue as a going concern. Management of the Company has developed the following plan to reduce its liabilities and increase its gross revenues as follows. A registered 504(d) public offering of $995,000 and the acquisition of Essential Support, LLC a line of dietary/nutritional supplements and vitamins for women. A stock exchange agreement was executed between the Company and Essential Support, LLC on July 1, 1999. The ability of the Company to continue as a going concern is dependent upon the aforementioned public offering. The financial statements do not include any adjustments that might be necessary were the Company unable to continue as a going concern.

NOTE I - CONCENTRATIONS

For the year ended December 31, 1998, a significant volume of sales were concentrated with one vendor. Of the total revenue for the year, 62% or $83,857 was received from that single source.